American Water Star Announces Stock Purchase By Insider

Las Vegas, Nevada - November 4 - American Water Star, Inc. (AMEX: AMW) announced today that its Chief Executive Officer, Roger Mohlman, intends to purchase up to 4 million (4,000,000) common shares of American Water Star stock through market purchases. As of October 19, 2004, American Water Star had approximately 80 million shares outstanding.

The number of shares to be repurchased and the timing of purchases will be based on several factors, including the price of American Water Star's stock, general market conditions and alternative investment opportunities. The purchases will be funded from Mr. Mohlman's private funds.

Mr. Mohlman, stated that "my decision was made in view of the company's common stock continuing to trade at a price level which I believe does not reflect the true long-term value of American Water Star."

Forward-Looking Statements: This press release may contain statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "establish," "project" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from AMW's historical experience and our present expectations or projections. These risks include, but are not limited to, the impact of our insider purchasing significant shares of our common stock through market purchases, changes in economic conditions; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; our ability to capture market share; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to achieve earnings goals; regulatory and legal changes; our ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and current reports on Form 13D, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

American Water Star, Inc	Redwood Consultants, LLC
Donald Hejmanowski, 702-740-7036	Jens Dalsgarrd, 415-884-0348